EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the BMC Software, Inc. 2013 Employee Stock Purchase Plan of our reports dated May 10, 2012, with respect to the consolidated financial statements of BMC Software, Inc. and the effectiveness of internal control over financial reporting of BMC Software, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

October 31, 2012